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                                                                Exhibit (h)(29)

                           ADMINISTRATION AGREEMENT

                              BLACKROCK FUNDS III
                  (FORMERLY BARCLAYS GLOBAL INVESTORS FUNDS)


                                                                 ________, 2010


BlackRock Institutional Trust Company, N.A.
45 Fremont Street
San Francisco, CA 94105

Ladies and Gentlemen:

   This Administration Agreement is made as of the above date between BlackRock Funds III (formerly Barclays Global Investors Funds) (the "Trust"), on behalf of its series listed in the attached Appendix A, as such Appendix may be amended from time to time (collectively, the "Funds"), and BlackRock Institutional Trust Company, N.A. (formerly Barclays Global Investors, N.A.) ("BTC"). Absent written notification to the contrary by either the Trust or BTC, each new "lifepath" fund of the Trust established in the future shall automatically become a "Fund" for all purposes hereunder and shall be added to Appendix A with the Administration Fee specified for the Fund in the Trust's then effective registration statement filed under the Investment Company Act of 1940, as amended (the "Act"), and the Securities Act of 1933, as amended (the "Registration Statement").

   The parties agree as follows:

   1. Trust. The Trust is a registered open-end, management investment company. The Trust engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the applicable investment objective, policies and restrictions specified in the Trust's currently effective prospectuses and statements of additional information incorporated therein relating to the Funds and the Trust (such prospectuses and such statements of additional information being collectively referred to as the "Prospectuses") included in the Registration Statement, as amended from time to time. The Funds are feeder funds that invest all of their assets in corresponding master portfolios of other registered investment companies (each a "Master Trust") and, accordingly, the Trust has not engaged an adviser to manage the investing and reinvesting of the assets of such Funds.

   2. Administrator. The Trust is engaging BTC to provide, or cause to be provided, the administrative services specified elsewhere in this Agreement, subject to the overall supervision of the Trust's Board of Trustees.

   3. Administrative Services. BTC agrees, at its expense (a) to supervise the administrative operations and undertake to provide, or cause to be provided, the services described on Appendix B, as such Appendix may be amended from time to time by the mutual consent of the parties (the provision of, and liability for, certain of such services to be allocated

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on such Appendix) in connection with the operations of the Trust and the Funds, including without limitation those functions that the Trust has authorized BTC, as its Administrator, to perform pursuant to the Funds' Shareholder Servicing Plan with respect to the Funds; (b) to take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to other service providers, as such may be required by the Trust from time to time; and (c) to provide all other administrative services reasonably necessary for the operation of the Funds, other than those services that are to be provided by the Trust's transfer and dividend disbursing agent and custodian.

   4. Expenses Borne by Administrator. Except as otherwise provided in this Agreement, BTC agrees to bear all costs of the operations of each Fund, including but not limited to governmental fees; interest charges; fees and expenses of its legal counsel (other than as set forth below) and its transfer agent and dividend disbursing agent; fees paid to shareholder servicing, shareholder servicing and processing, and other special purpose agents; expenses of preparing and printing any stock certificates, prospectuses, statements of additional information, shareholders' reports, notices, proxy statements and reports to regulatory agencies; office supplies; premiums for fidelity bonds and errors and omissions and/or officers and trustees liability insurance; trade association membership dues; pricing services, if any; fees and expenses of any custodian and fund accountant, including those for keeping books and accounts and calculating the net asset value per share in the Funds; expenses of shareholders' meetings; expenses relating to the issuance, registration, qualification and redemption of shares of the Funds; and organizational expenses. Notwithstanding anything to the contrary in this Agreement (but subject to the proviso to the first sentence of paragraph 5 below), BTC shall not be required to bear (a) any portion of brokerage or other expenses connected with the execution of portfolio securities transactions for a Master Trust, (b) fees payable to the investment adviser under its advisory contract with a Master Trust, (c) distribution or service fees payable as a result of any distribution and service plan adopted by the Board of Trustees pursuant to Rule 12b-1 under the 1940 Act, (d) each Fund's pro rata portion of the compensation of the Trustees who are not "interested persons" (as defined in the Act) of the Trust ("Independent Trustees"), (e) travel expenses of the Independent Trustees in connection with their attendance at Board and other meetings relating to the Trust, (f) fees and expenses of legal counsel for the Independent Trustees, (g) fees and expenses of the Fund's independent auditors,
(h) litigation expenses (including counsel fees and expenses in connection with litigation), (i) taxes (including income, excise, transfer and withholding taxes), or (j) any other cost or expense that a majority of the Independent Trustees deems to be an extraordinary expense.

   5. Administration Fees. In consideration of the administration services to be provided by BTC under this Agreement, the Trust shall pay BTC a monthly fee on behalf of each Fund on the first business day of each month at the applicable annual rates specified as a percentage of daily net assets on Appendix A attached to this Agreement, provided that the amount of the fee payable on behalf of such Fund shall be reduced by an amount equal to the amounts payable by such Fund for expenses described in paragraph 4(d), (e),
(f) and (g) above. If the fees payable to BTC under this paragraph begin to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of the month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the

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effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of each Fund's net assets shall be computed in the manner specified in each Fund's Prospectus, as supplemented from time to time, for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of a Fund's shares. For purposes of this Agreement, a "business day" is any day the Fund is open for business.

   6. Standard of Care. BTC shall exercise reasonable care and shall give the Trust the benefit of its best judgment and efforts in rendering services under this Agreement. As an inducement to BTC's undertaking to render services hereunder, the Trust agrees that BTC shall not be liable under this Agreement for any mistake in judgment or in any other event whatsoever, provided that nothing in this Agreement shall be deemed to protect or purport to protect BTC against any liability to the Trust or its shareholders to which BTC would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of BTC's duties under this Agreement or by reason of reckless disregard of its obligations and duties hereunder.

   7. Term, etc. This Agreement shall become effective on its execution date and shall remain in full force and effect for a period of two years or until terminated pursuant to the provisions of this paragraph, and it may be reapproved at least annually thereafter by the Trust's Board of Trustees, including a majority of the Independent Trustees who are not parties to this Agreement. This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice, by vote of the Board of Trustees of the Trust or by BTC. BTC will cooperate with and assist the Trust, its agents and any successor administrator or administrators in any substitution/conversion process. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

   8. Non-Exclusivity. Except to the extent necessary to perform BTC's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of BTC, or any affiliate or employee of BTC, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

   9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

   10. Delegation. The Trust hereby agrees and acknowledges that BTC may delegate responsibility for any or all of the services to be provided hereunder to [State Street Bank & Trust Company] as sub-administrator or to other service providers, provided that BTC agrees to remain fully liable to the Trust for the provision of any service that BTC delegates to any co-administrator or sub-administrator.

   11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterpart shall, together, constitute only one instrument.

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   If the foregoing correctly sets forth the agreement between the Trust and
BTC, please so indicate by signing and returning to the Trust the enclosed copy hereof.


                                          Very truly yours,

                                          BLACKROCK FUNDS III
                                          on behalf of the funds listed in
                                          Appendix A

                                          By:     -----------------------------
                                          Name:
                                          Title:


ACCEPTED as of the date
set forth above:

BLACKROCK INSTITUTIONAL TRUST COMPANY, N.A.

By:     -------------------------
Name:
Title:

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